UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ALKALINE WATER COMPANY INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

99-0367049
(I.R.S. Employer Identification Number)

14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254
Telephone: (480) 656-2423
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Incorp Services, Inc.
3773 Howard Hughes Pkwy., Suite 500S
Las Vegas, NV 89169-6014
Telephone: (702) 866-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:
Clark Wilson LLP
Suite 900 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Attention: Mr. Virgil Z. Hlus

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

- ii -

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.[   ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock to be offered for resale by selling stockholders	10,937,388(2)	$2.64(3),(4)	$28,874,704.32(3),(4)	$3,499.61 (4),(5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional shares of common stock of The Alkaline Water Company Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Consists of (i) up to 6,751,612 shares of common stock and (ii) up to 4,185,776 shares of common stock that have been issued or may be issued upon exercise of warrants.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(4)	Based on the closing price per share ($2.64) for The Alkaline Water Company Inc.’s common stock on January 9, 2019, as reported by the Nasdaq Capital Market.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 15, 2019

Prospectus

10,937,388 Shares

The Alkaline Water Company Inc.

Common Stock

_________________________________

The selling stockholders identified in this prospectus may offer and sell up to 6,751,612 shares of our common stock and up to 4,185,776 shares of our common stock that have been issued or may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements that were exempt from the registration requirements of the Securities Act of 1933.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is listed for trading on the Nasdaq Capital Market and the TSX Venture Exchange under the symbol “WTER”. On March 14, 2019, the last reported sales prices of our common stock on the Nasdaq Capital Market and the TSX Venture Exchange were $3.08 per share and CDN$4.09 per share, respectively.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2019.

About This Prospectus

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference, is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “we”, “us” “our” and “Alkaline” refer to The Alkaline Water Company Inc., a Nevada corporation, and its wholly-owned subsidiaries, Alkaline 88, LLC (formerly Alkaline 84, LLC) and A88 Infused Beverage Division, Inc., unless otherwise specified.

Prospectus Summary

Our Business

Overview

We offer retail consumers bottled alkaline water in 500-milliliter, 700-milliliter, 1-liter, 1.5 -liter, 3-liter and 1-gallon sizes under the trade name Alkaline88®. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any manmade chemicals. Our product also incorporates 84 trace minerals from Himalayan pink rock salt. Our product is designed to have a clean smooth taste using only purified water and the Himalayan pink rock salt. We believe consumers drink our water because of the taste profile and the preconceived health benefits (although we do not market our products as having any potential health benefits), as well as because of our brand and trademark, which we believe is one of the most easily identifiable in the category. Measured by sales volume in 2018, we believe we are now one of the largest alkaline water companies in the United States.

Our product is presently available in all 50 states and the District of Columbia, although over 50% of our current sales are concentrated in the Southwest and Texas. We distribute our product through several channels. We sell through large national distributors, including UNFI, KeHE, C&S, and Core-Mark. We also sell our product to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Examples of our retail clients include Walmart, Food Lion, Albertson’s, Safeway, Kroger, Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Stater Bros. Markets, Unified Grocers, Bristol Farms, Vallarta, Superior Foods, Ingles, HEB and Brookshire’s. The majority of our sales to retail clients are through brokers and distributors, however, sales to our larger retail clients are often direct to the client’s own warehouse distribution network.

Our operating subsidiary operates primarily as a marketing, distribution, and manufacturing company. It has entered into co-packing agreements with eight different bottling companies located in Virginia, Georgia, California, Texas, Nevada and Arizona to act as co-packers for our product. Our current capacity at all plants exceeds approximately $8.3 million per month wholesale.

Archpoint Group, a business and marketing consulting firm and sales broker, has been engaged to assist our company in all aspects of our marketing, trade promotion and brand development. Their expertise in all aspects of consumer goods brand development, marketing and promotional programs is expected to help us meet the growing consumer demand for both our flagship Alkaline88® product and our upcoming A88 Infused product line. Water Source One, a producer of private labeled bottled water, has been engaged to assist in the manufacturing, procurement and logistical aspects of our business. Their specialized water production capabilities companies is expected to allow us to support the growing demand for our products. We believe this arrangement will enable us to further scale production and distribution as the Alkaline88® brand continues to gain market share. E.A. Berg, a sales and merchandising broker, has been engaged to implement a unique “Van Program” (where sales representatives sell products directly from vans to the retailers) throughout Texas and California which is intended to bring both our flagship Alkaline88® products and, once launched, A88 Infused’s products to over 13,000 independently owned convenience stores in those markets. We expect to be able to expand the program to an additional nine US markets over the next few years. Our component materials are readily available through multiple vendors. Our principal suppliers are Vav Plastics Inc., Amcor Inc. and Packaging Corporation of America. The electrolysis process through which our product is produced is proprietary to us and, while the process is not patented, we seek to protect the process through the maintenance of trade secrets and know-how.

A88 Infused Beverage Division, Inc.

In August 2018, we formed A88 Infused Beverage Division, Inc., or A88 Infused, a Nevada corporation and a wholly owned subsidiary of our company. A88 Infused’s focus is brand extension and product innovations in the wellness water category. We formed A88 Infused to meet what we believe is increasing consumer demand for enhanced and functional (value-added) beverages. We expect A88 Infused to capitalize on this and potential consumer demand with the development and launch of new products focused on growing trends in the beverage space.

To prepare for the launch of products by A88 Infused, we have expanded our packaging capabilities. We announced in January, 2019 that Nevada-based Western Group Packing has agreed to produce A88 Infused’s flavored Alkaline88® water products and its planned hemp extract-infused water product at its 150,000+ square feet facility located in North Las Vegas, NV. We have received verbal confirmation from many of our current retail clients of their interest in purchasing our flavored Alkaline88® waters. The production of A88 Infused’s planned hemp extract product is contingent on U.S. Food and Drug Administration, or the FDA, and state laws, regulations, and guidance. While the Agriculture Improvement Act of 2018 removed hemp from Schedule I of the Controlled Substances Act, the law did not change FDA’s authorities with respect to food or drugs. As of March 15, 2019, the FDA has not made a determination that the use of hemp extract in food is safe. FDA has evaluated Generally Recognized as Safe (GRAS) notices for three hemp seed-derived food ingredients and determined that the agency has no questions that those ingredients are GRAS under their intended conditions of use.

In early February 2019, at the Convenience EPPS trade show in Chicago, Illinois, we sampled and offered up for sale “Alkaline88® Flavored,” which is available in five different, all natural, sugar-free flavors. We believe “Alkaline88® Flavored” is the first flavored bottled alkaline water to be sold in the United States.

A88 Infused is also developing and preparing for the initial launch of its planned hemp extract product, which will be marketed under the trademark Soothe™. In the event FDA issues appropriate regulations or guidance or determines that it has no questions that hemp extract is GRAS under intended conditions of use that would permit A88 Infused to market hemp extract in water without food additive approval, we expect to produce and sell Soothe™ as both a sparkling water in cans and as still water in bottles. We may also decide to market Soothe™ if a supplier meets and complies with FDA’s GRAS regulations with respect to a self-certification regarding the safety and GRAS status of the use of hemp extract. We expect to produce Soothe™ as a low calorie or no calorie, hemp extract-infused water in five flavors. We may change the composition of our planned hemp-extract-infused product as necessary to comply with federal, state or local laws, regulations or guidance.

We intend to comply in full with all federal, state, and local laws, rules and regulations as we develop our hemp extract alkaline water and other product lines. We will not pursue the production or sale of hemp extract-infused products until legally permitted.

Plan of Operations

In order for us to implement our business plan over the next 12 months, we have identified the following milestones that we expect to achieve:

  Expansion of Broker Network – We expect to continue to develop our working relationship with our national broker network. We continually meet, train, and go on sales call with our national broker network in order to take advantage of the momentum currently being created by their efforts. We anticipate a considerable amount of travel and ongoing expenses at an estimated cost during that time of $300,000.

  Increase Manufacturing Capacity – (i) Flagship Alkaline88 product: we expect to add one to two new co- packer facilities, strategically located to reduce freight costs and meet current volumes and future growth objectives; and (ii) A88 Infused: we expect to add three to five new co-packer facilities strategically located to meet anticipated volumes by product type and future growth objectives.

  Expand Retail Distribution – We continue to expand our retail presence. The cost of this retail expansion over the next 12 months is expected to be up to $1,000,000.

  Addition of Support Staff – In order to support expansion efforts and to continue the training and support of our broker network, we anticipate that we will need to hire approximately four more people on the corporate level for the specific purpose of supporting the broker, distributor and retailers and their logistical and accounting requirements. We continue to seek and interview candidates to fill our growing need for additional staffing. The additional cost of these new hires is expected to be approximately $450,000 in salary and benefits over the next 12 months.

  Capital Considerations – Our business plan can be adjusted based on the available capital to the business. We anticipate that approximately $1,000,000 is necessary in the near term in order to build out a national presence for our product and to allow for the purchase of the necessary equipment and facilities over the next 12 months. To fund our expansion in the longer term, we anticipate that we need at least $4,000,000 during the next 12 months.

  International Expansion – We expect to begin selling internationally, including Canada, over the next 12 months and have budgeted $160,000 towards our initial efforts.

The milestones set forth above, including the estimates with respect to expenses and capital needs, and the assumptions upon which they are based, reflect our current judgment and belief regarding the direction of our business. Actual events, expenditures and results will almost always vary, sometimes materially, from any estimates, predictions, projections or assumptions suggested herein.

We believe that cash flow from operations and available cash will meet our present and near-term cash needs. However, if our own financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise any required funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of December 31, 2018, we had an accumulated deficit of $35,858,604. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations. In its report on our financial statements for the year ended March 31, 2018, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The principal offices of our company are located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ 85254. Our telephone number is (480) 656-2423. Our corporate website address is www.thealkalinewaterco.com. The information contained on, or that may be accessed through, our corporate website is not part of, and is not incorporated into, this prospectus.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 6,751,612 shares of our common stock and up to 4,185,776 shares of our common stock that have been issued or may be issued upon exercise of warrants.

Number of Shares Outstanding

There were 39,270,179 shares of our common stock issued and outstanding as at March 15, 2019.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information contained in or incorporated by reference in this prospectus in evaluating our company and our business before making an investment decision about our company. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

Because we have a limited operating history, we may have difficulty realizing consistent and meaningful revenues and achieving profitability.

We were incorporated on June 6, 2011, and we only began producing and distributing alkaline bottled water in 2013. Since we have a limited operating history, our ability to successfully develop our products and to realize consistent and meaningful revenues and to achieve profitability has not been established and cannot be assured. For us to realize consistent, meaningful revenues and to achieve profitability, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our products.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements are prepared using generally accepted accounting principles in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of December 31, 2018, we had an accumulated deficit of $35,858,604. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

In its report on our financial statements for the year ended March 31, 2018, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need additional funds to continue producing, marketing, and distributing our products.

We will have to spend additional funds to continue producing, marketing and distributing our products. If we cannot raise sufficient capital, we may have to cease operations and you could lose your investment. We will need additional funds to continue to produce our products for distribution to our target market. We will have to continue to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because we are small and do not have much capital, we must limit our product development, marketing, and sales activities. As such we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs and you may, therefore, lose your entire investment.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: CORE® Hydration, SOBE®, Snapple®, AriZona® Iced Tea, vitaminwater®, Gatorade Perform®, and POWERADE®.

We compete indirectly with major international beverage companies including but not limited to: The Coca-Cola Company®, PepsiCo, Inc., The Nestlé Group, Dr Pepper Snapple Group, Inc, Danone S.A., The Kraft Heinz Company, and Unilever PLC. These companies have established market presence in the United States and globally, and offer a variety of beverages that are competitors to our products. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market. We compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including: Eternal Naturally Alkaline® Spring Water, Essentia®, CORE® Hydration, Icelandic Glacial™, Real Water®, AQUAhydrate®, Mount Valley Spring Water™, QURE Water®, Penta® Water, and Alka Power™. These companies could bolster their position in the alkaline water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our products, and to gain sufficient market share in the United States and around the world to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing alkaline water at the consumer’s home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the alkaline beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The alkaline water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high enough to allow our company to successfully market, distribute and sell our products, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability.

We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as the publicity. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected. In addition, a failure to obtain any required regulatory approvals for our proposed products could have a material adverse effect on our business, operating results and financial condition.

Our growth and profitability depends on the performance of third-party brokers and distributors and on our ongoing relationships with them.

Our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss of your investment. To distribute our products, we use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our products to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers within this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our products. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our products. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retailers so that they will promote and carry our products. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

The loss of one or more of our major customers or a decline in demand from one or more of these customers could harm our business.

We have 2 major customers that together account for 46% (30% and 16%, respectively) of accounts receivable at December 31, 2018, and 2 customers that together account for 43% (24% and 19%, respectively) of the total revenues earned for the three months ended December 31, 2018. There can be no assurance that such customers will continue to order our products at the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Our dependence on a limited number of vendors leaves us vulnerable to having an inadequate supply of required products, price increases, late deliveries, and poor product quality.

We have three vendors that accounted for 59% (36%, 12% and 11%, respectively) of purchases for the three months ended December 31, 2018. Like other companies in our industry, we occasionally experience shortages and are unable to purchase our desired volume of products. Increasingly, our vendors are combining and merging together, leaving us with fewer alternative sources. If we are unable to maintain an adequate supply of products, our revenue and gross profit could suffer considerably. Finally, we cannot provide any assurance that our products will be available in quantities sufficient to meet customer demand. Any limits to product access could materially and adversely affect our business and results of operations.

Our business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted.

Our results of operations may be significantly affected by the public’s perception of our company and similar companies. Our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products. If our products suffer from negative consumer perception, it is likely to adversely affect our business and results of operations.

Consumers may have preconceptions about the health benefits of alkaline water; such health benefits are not guaranteed or proven.

Health benefits of alkaline water are not guaranteed and have not been proven. Although we do not market our products as having any potential health benefits, there is a consumer perception that drinking alkaline water has beneficial health effects. Consequently, negative changes in consumers’ perception of the benefits of alkaline water or negative publicity surrounding alkaline water may result in loss of market share or potential market share and hence, loss of your investment. We are also prohibited from touting unconfirmed health benefits in our advertising and promotional activities for the products, both directly and indirectly through claims made by third-party endorsers when those endorsers have a material connection to our company.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our products. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our bottlers will use water, 84 trace minerals from Himalayan salts and packaging materials for bottles such as plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottlers’ ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, could increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our products and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottlers’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our products in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies, including non-alkaline water. Consumers may also cease purchasing bottled water and consume tap water. Lower consumer demand for our products in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

We rely on third parties to produce and bottle our products, which creates additional risk.

We do not own or operate bottling or co-packing facilities used for the production of the various water products in our portfolio. We rely on those third parties to ensure the quality, safety and integrity of our products. If the third parties that we engage to produce and bottle our products fail to meet our demands or are found by government agencies to be out of compliance with applicable regulatory requirements, our supplies of those products and our future profit margins could be adversely affected.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

Product contamination or tampering, the failure to maintain high standards for product quality, safety and integrity, including with respect to raw materials and ingredients obtained from suppliers, or allegations (whether or not valid) of product quality issues, mislabeling, misbranding, spoilage, allergens, adulteration or contamination with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, each of which could adversely affect our business, reputation, financial condition or results of operations. If any of the products in our portfolio are mislabeled or become unfit for consumption or cause injury, illness or death, or if appropriate resources are not devoted to product quality and safety (particularly as we expand our portfolio into new categories) or to comply with changing food safety requirements, we could decide to, or be required to, recall products or withdraw from the marketplace and/or we may be subject to liability or government action, which could result in payment of damages or fines, cause certain products in our portfolio to be unavailable for a period of time, result in destruction of product inventory, or result in adverse publicity (whether or not valid), which could reduce consumer demand and brand equity. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio. Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, bottlers, distributors or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

Our products are considered premium beverages and are being sold at premium prices compared to our competitors ’ products; we cannot provide any assurances as to consumers’ continued market acceptance of our current and future products.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Core, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a half-liter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-gallon bottles. We currently offer our product in a one-gallon bottle for a suggested resale price or an SRP of $4.99, three-liter bottle for an SRP of $3.99, 1.5 liter at an SRP of $2.49, 1 liter at an SRP of $1.99, 700 milliliter single serving at an SRP of $1.19, and a 500 milliliter at an SRP of $0.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our products. We can provide no assurances that consumers will continue to purchase our products or that they will not prefer to purchase a competitive product.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand image.

For example, our company was named as a defendant in a lawsuit filed on April 6, 2017, by Douglas Horn. Mr. Horn sought damages arising out of the alleged breach of a written employment agreement between our company and Mr. Horn. Mr. Horn alleged that our company has failed to pay wages and to transfer stock allegedly owed to him under the terms of his employment agreement. Our company denied the allegations of the claims, and moved to dismiss pursuant to the terms of the employment agreement which require that all disputes be resolved by arbitration. In response, Mr. Horn filed a notice of dismissal of all claims in that court, without prejudice. On September 21, 2017, Mr. Horn filed a Demand for Arbitration with the American Arbitration Association, asserting the same claims. Our company has responded, denying any liability to Mr. Horn and the matter is currently in the discovery phase. The arbitration has been set for a three day hearing on March 19 to 21, 2019. Our company intends to defend the claim vigorously.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

To date, we have not undertaken substantial commercial activities outside of the United States. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If and when we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

We rely on key executive officers who have extensive knowledge of our business and the industry in which we operate; the loss of any of these key executive officers would be difficult to replace and may adversely affect our business.

We are highly dependent on two executive officers, Richard A. Wright and David A. Guarino, who have extensive knowledge of our business and the industry in which we operate. We do not have “key person” life insurance policies for either of these officers. The loss of Richard A. Wright and/or David A. Guarino could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to protect our information systems against service interruption, misappropriation of data or breaches of security, our operations could be disrupted, we may suffer financial losses and our reputation may be damaged.

We rely on networks and information systems and other technology (“information systems”), including the Internet and third-party hosted services, to support a variety of business processes and activities, including procurement and supply chain, manufacturing, distribution, invoicing and collection of payments, employee processes and consumer marketing. We use information systems to process financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting and legal and tax requirements. In addition, we depend on information systems for digital marketing activities and electronic communications between our company and our bottlers and other customers, suppliers and consumers. Because information systems are critical to many of our operating activities, our business may be impacted by system shutdowns, service disruptions or security breaches. These incidents may be caused by failures during routine operations such as system upgrades or by user errors, as well as network or hardware failures, malicious or disruptive software, unintentional or malicious actions of employees or contractors, cyberattacks by common hackers, criminal groups or nation-state organizations or social-activist (hacktivist) organizations, geopolitical events, natural disasters, failures or impairments of telecommunications networks, or other catastrophic events. In addition, such incidents could result in unauthorized or accidental disclosure of material confidential information or regulated individual personal data. If our information systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, we could experience delays in reporting our financial results, and we may lose revenue and profits as a result of our inability to timely manufacture, distribute, invoice and collect payments for concentrate or finished products. Unauthorized or accidental access to, or destruction, loss, alteration, disclosure, falsification or unavailability of, information could result in violations of data privacy laws and regulations, damage to the reputation and credibility of our company and, therefore, could have a negative impact on net operating revenues. In addition, we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us, our current or former employees, our bottling partners, other customers or suppliers, or consumers or other data subjects, and may become exposed to legal action and increased regulatory oversight. We could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and information systems.

In addition, third-party providers of data hosting or cloud services, as well as our bottling partners, distributors, retailers or suppliers, may experience cybersecurity incidents that may involve data we share with them. Although we have taken steps to prevent cybersecurity incidents, there can be no assurance that such steps will be adequate. In order to address risks to our information systems, we continue to make investments in personnel, technologies and training of our personnel.

Risks Related to Regulations Applicable to our Industry

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce our net operating revenues or profitability.

We and our bottlers offer our products in non-refillable, recyclable containers in the United States. Regulations have been enacted in various jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. Other proposals relating to beverage container deposits, recycling, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. Current regulations or the adoption of future regulations in the geographical regions in which we currently operate or intend to operate could adversely affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our products relating to the content or perceived adverse health consequences of our products. Federal laws may preempt some or all of these attempts by state or localities to impose additional labeling or warning requirements. If these types of requirements become applicable to our products under current or future environmental or health laws or regulations, they may inhibit sales of our products. Moreover, if we fail to meet compliance deadlines for any such new requirements, our products may be deemed misbranded or mislabeled and could be subject to enforcement action, or we could be exposed to private lawsuits alleging misleading labels or product promotion.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our currently marketed products are subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state food and drug laws; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Changes to such laws and regulations could increase our costs or reduce our net operating revenues.

In addition, failure to comply with environmental, health or safety requirements and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations at our or our bottlers’ facilities, as well as damage to our image and reputation, all of which could harm our profitability.

If we fail to comply with personal data protection laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals (“personal data”), primarily employees and former employees. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. There is no assurance that our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future will prevent the improper disclosure of personal data. Improper disclosure of personal data in violation of applicable personal data protection laws could harm our reputation, cause loss of consumer confidence, subject us to government enforcement actions (including fines), or result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

If we produce, market and/or sell beverages infused with hemp, as defined under the Agriculture Improvement Act of 2018, we will be subject to a myriad of different laws and regulations governing the use of hemp in food and beverages and if we are unable to comply with such laws in a cost-effective manner, our business could be adversely affected.

The production of a beverage infused with hemp, as “hemp” is defined in the Agriculture Improvement Act of 2018 (also known as the 2018 Farm Bill, Public Law 115-334), is contingent on U.S. Food and Drug Administration, or the FDA, and state laws, regulations, and guidance. While the Agriculture Improvement Act of 2018 removed hemp from Schedule I of the Controlled Substances Act, the law did not change FDA’s authorities with respect to food or drugs. As of March 15, 2019, the FDA has not made a determination that the use of hemp in food is safe. FDA has evaluated Generally Recognized as Safe or GRAS notices for three hemp seed-derived food ingredients and determined that the agency has no questions that those ingredients are GRAS under their intended conditions of use. We intend to comply in full with all federal, state, and local laws, rules and regulations as we develop our hemp alkaline water and other product lines. We will not pursue the production or sale of hemp-infused products until legally permitted.

Laws and regulations governing the use of hemp in food and beverages in the United States are broad in scope; subject to evolving interpretations; and subject to enforcement by a myriad of regulatory agencies and law enforcement entities. Under the Agriculture Improvement Act of 2018, a state or Indian tribe that desires to have primary regulatory authority over the production of hemp in the state or territory of the Indian tribe must submit a plan to monitor and regulate hemp production to the Secretary of the United States Department of Agriculture or USDA. The Secretary must then approve the state or tribal plan after determining if the plan complies with the requirements set forth in the Agriculture Improvement Act of 2018. The Secretary may also audit the state or Indian tribe’s compliance with the federally-approved plan. If the Secretary does not approve the state or Indian tribe’s plan, then the production of hemp in that state or territory of that Indian tribe will be subject to a plan established by USDA. USDA has not yet established such a plan. We anticipate that many states will seek to have primary regulatory authority over the production of hemp. States that seek such authority may create new laws and regulations that permit the use of hemp in food and beverages.

Federal and state laws and regulations on hemp may address production, monitoring, manufacturing, distribution, and laboratory testing to ensure that that the hemp has a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis. Federal laws and regulations may also address the transportation or shipment of hemp or hemp products, as the Agriculture Improvement Act of 2018 prohibits states and Indian tribes from prohibiting the transportation or shipment of hemp or hemp products produced in accordance with that law through the state or territory of the Indian tribe, as applicable. Because we rely on a nationwide broker-distributor-retailer network whereby brokers represent our products to distributors and retailers in turn sell our product to consumers in the fifty states and the District of Columbia, we may be subject to many different state-based regulatory regimens for hemp, all of which could require us to incur substantial costs associated with compliance requirements. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations, as well as adverse publicity and potential harm to our reputation. We and our suppliers and vendors must take significant enterprise risk management steps to ensure that there is no commingling of hemp and marihuana, as “marihuana” is defined in the federal Controlled Substances Act. Marihuana remains subject to the Controlled Substances Act and related regulations.

Furthermore, if we decide to produce, market and sell beverages infused with hemp outside of the United States, we will be subject to applicable laws and regulations in those non-U.S. jurisdictions, which would require us to expend significant costs associated with compliance.

In addition, it is possible that additional regulations may be enacted in the future in the United States and globally that will be directly applicable to our proposed product offerings infused with hemp. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

FDA’s current position is that the sale of food and beverages that contain hemp-derived cannabidiol or CBD is prohibited under the Federal Food, Drug, and Cosmetic Act; therefore, if we decide to produce, market and/or sell beverages infused with hemp-derived cannabidiol, we may be subject to federal enforcement actions which could adversely affect our business and harm our reputation and brand.

FDA has jurisdiction over drugs and foods that contain CBD, including CBD derived from hemp. Under the Federal Food, Drug and Cosmetic Act or the FDCA, it is a prohibited act to introduce or deliver for introduction into interstate commerce any food (which the FDCA defines to include beverages) that is adulterated. The FDCA therefore prohibits the introduction or delivery for introduction of a food that contains CBD, because the FDCA deems a food to be adulterated if it bears or contains any food additive that is unsafe and CBD is presently an unsafe food additive under the FDCA and FDA regulations. The FDCA also states that it is a prohibited act to introduce or deliver for introduction into interstate commerce any food to which an FDA-approved drug has been added, unless certain exceptions are met. FDA has approved a drug in which CBD is an active ingredient, and the agency has stated that based on available evidence, none of the exceptions apply to CBD. One of the exceptions addresses whether the drug was marketed in food before the FDA approved the drug and before the institution of any substantial clinical investigations involving the drug. FDA has stated that interested parties may present the agency with evidence that has bearing on the issue of whether CBD was marketed in food before the FDA approved the CBD drug in 2018 or before the institution of substantial clinical investigations involving the CBD drug. FDA’s current position is that this provision of the FDCA also prohibits the introduction or delivery for introduction into interstate commerce of a food to which CBD has been added.

Congress may decide to amend the FDCA to permit the use of hemp-derived CBD in food. FDA may also decide to issue regulations or guidance that address the use of hemp-derived CBD in food or use its enforcement discretion with respect to hemp-derived CBD products. On February 27, 2019, the FDA Commissioner stated that the agency is interested in hearing from Congress and stakeholders with respect to a regulatory framework for CBD products. Any legislative or regulatory action could take years to implement or finalize and may not include provisions that would enable our company to produce, market and/or sell hemp beverages that contain hemp-derived CBD. We risk becoming subject to adverse publicity and costly federal enforcement actions should we decide to product, market and/or sell beverages infused with hemp-derived CBD in the United States. We may be required to expend significant resources in defending our company from such actions which could adversely affect our business and results of operations and divert the attention of management. We may also incur the risk of sustaining considerable damage to our reputation and brand should we become party to federal enforcement actions resulting from the production, marketing or sale of hemp-derived CBD infused beverages.

Accordingly, if Congress amended federal laws or FDA issued regulations or guidance permitting the use of hemp-derived CBD in food or announcing the agency’s decision to use its enforcement discretion with respect to hemp-derived CBD products, we and our suppliers and vendors would be required to implement significant enterprise risk management measures to ensure that there is no commingling of CBD derived from marihuana, as “marihuana” is defined in the federal Controlled Substances Act, with any future commercial supply of hemp-derived CBD that is used to produce our products.

The FDA could force the removal of our products from the U.S. market.

The FDA has broad authority over the regulation of our products. The FDA could, among other things, force us to remove our products from the U.S. market, levy fines or change their regulations on advertising. Any adverse action by the FDA could have a material adverse impact on our business.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As our product portfolio evolves, the regulatory environment with regard to our business is also evolving. Government officials often exercise broad discretion in deciding how to interpret and apply applicable laws or regulations. We may in the future receive formal and informal inquiries from various governmental regulatory authorities, as well as self-regulatory organizations or consumer protection watchdog groups, about our business and compliance with local laws, regulations, or standards. Any determination that our products, operations or activities, or the activities of our employees, contractors or agents, are not in compliance with existing laws, regulations or standards, could adversely affect our business in a number of ways. Even if such an inquiry does not result in the imposition of fines, interruptions to our business, loss of suppliers or other third-party relationships, terminations of necessary licenses and permits, or similar direct results, the existence of the inquiry alone could potentially create negative publicity that could harm our business and/or reputation.

Risks Related to Our Intellectual Property

It is difficult and costly to protect our intellectual property.

Our commercial success will depend in part on obtaining and maintaining trademark protection and trade secret/know-how protection of our products and brands, as well as successfully defending that intellectual property against third-party challenges. We will only be able to protect our intellectual property related to our trademarks and brands to the extent that we have rights under valid and enforceable trademarks, know-how or trade secrets that cover our products and brands. Changes in either the trademark laws or in interpretations of trademark and laws in the U.S. and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our issued trademarks. The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

We may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in our loss of significant rights and the assessment of treble damages.

From time to time we may face intellectual property claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect us negatively. For example, were a third party to succeed on an infringement claim against us, we may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, we could face an injunction, barring us from conducting the allegedly infringing activity. The outcome of the litigation could require us to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or we may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against us may require us to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible.

Finally, we may initiate claims to assert or defend our own intellectual property against third parties. Any intellectual property litigation, irrespective of whether we are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert our management’s attention from our business and negatively affect our operating results or financial condition.

We may be subject to claims by third parties asserting that our employees or our company has misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Although we try to ensure that our company, our employees, and independent contractors (suppliers/vendors/distributors) do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our company, our employees, or independent contractors (suppliers/vendors/distributors) have used or disclosed intellectual property in violation of others’ rights. These claims may cover a range of matters, such as challenges to our trademarks, as well as claims that our employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. As a result, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Our Stock

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 200,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 39,270,179 shares of common stock are issued and outstanding,1,500,000 shares of Series C Preferred Stock are issued and outstanding, and 3,800,000 shares of Series D Preferred Stock are issued and outstanding as of March 15, 2019. Our board of directors has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privileges of shares of our preferred stock, without consent of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Trading on the Nasdaq Capital Market or TSX Venture Exchange may be volatile, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is listed on the Nasdaq Capital Market and the TSX Venture Exchange. Trading of our common stock may experience wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance.

A prolonged and substantial decline in the price of our common stock could affect our ability to raise further working capital, thereby adversely impacting our ability to continue operations.

A prolonged and substantial decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations and to meet our existing and future financial obligations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Forward-Looking Statements

This prospectus, any prospectus supplement and the information and documents incorporated by reference into this prospectus contain or will contain forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are based on material factors and assumptions made by our company in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances, including but not limited to, general economic conditions, product pricing levels and competitive intensity, supply constraints, the timing and success of new product introductions, our expectations regarding our business, strategy, opportunities and prospects, including our ability to implement meaningful changes to address business challenges, and our expectations regarding the cash flow from operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by applicable law, including the securities laws of the United States and Canada, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders.

We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Private Placements

The selling stockholders identified in this prospectus may offer and sell up to 6,751,612 shares of our common stock and up to 4,185,776 shares of our common stock that have been issued or may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements that were exempt from the registration requirements of the Securities Act of 1933.

September 2018 Private Placement

On September 27, 2018, we completed a private placement of 1,619,947 units of our securities at a price of CDN$2.50 per unit for gross proceeds of CDN$4,049,867. Each unit consisted of one share of our common stock and one share purchase warrant, with each share purchase warrant entitling the holder to acquire one additional share of our common stock at a price of CDN$2.90 per share for a period of two years.

The units were issued to 46 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

May 2018 Private Placements

On May 25 and 30, 2018, we completed private placements of an aggregate of 5,131,665 units of our securities at a price of $0.75 per unit for aggregate gross proceeds of $3,848,748.75. Each unit consisted of one share of our common stock and one-half of one share purchase warrant, with each whole share purchase warrant entitling the holder to acquire one additional share of our common stock at a price of $0.90 per share for a period of two years.

Of the 5,131,665 units we issued: (i) 906,666 units were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended to four investors who were “accredited investors” within the respective meanings ascribed to that term in Regulation D promulgated under the Securities Act of 1933, as amended; and (ii) 4,224,999 units were issued to 26 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 24, 2019, we issued an aggregate of 512,332 shares of our common stock upon exercise of our common stock purchase warrants issued in May 2018 with an exercise price of $0.90 per share for aggregate gross proceeds of $461,098.80. All of the shares were issued to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Selling Stockholders

The selling stockholders may offer and sell, from time to time, any or all of shares of our common stock that are issued and outstanding and shares of our common stock that may be issued exercise of warrants.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of March 15, 2019 and the number of shares of our common stock being offered pursuant to this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

Because the selling stockholders may offer and sell all or only some portion of the 10,937,388 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his, her or its shares of our common stock being offered in the offering.

To our knowledge, none of the selling stockholders had or have any position or office, or other material relationship with us or any of our affiliates over the past three years.

Except as disclosed below, to our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Primevestfund(4)	1,250,000(5)	1,250,000(6)	Nil	*
Aaron Hoddinott	75,000(7)	75,000(8)	Nil	*
Scott Lamacraft(9)	662,799(10)	662,799(11)	Nil	*
Aaron Chan(12)	269,300(13)	267,500(14)(15)	1,800	*
Yvonne Chan(16)	150,000(17)	150,000(14)(18)	Nil	*
Hagen Ho(19)	58,220(20)	58,220(14)(21)	Nil	*
Graham Saunders(22)	500,000(23)	500,000(14)(24)	Nil	*
Carson Seabolt	199,999(25)	199,999(26)	Nil	*
Ivan Lo	765,000(27)	765,000(28)	Nil	*
Jamie Nagy	100,000(29)	100,000(14)(30)	Nil	*

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Peter Hough	300,000(31)	300,000(32)	Nil	*
Rebekah Whist	224,568(33)	150,000(34)	74,568	*
Zohair Mohamed Al Lawati	638,280(35)	638,280(36)	Nil	*
Abdul Hussain Jaffar Rahmat Allah Al Lawati	780,901(37)	564,400(38)	216,501	*
Patrick J. Finucane	59,148(39)	59,148(40)	Nil	*
Neil Linder	222,520(41)	222,520(42)	Nil	*
Sutton Ventures Ltd.(43)	87,972(44)	87,972(45)	Nil	*
Trevor Radford(46)	22,500(47)	22,500(48)	Nil	*
George Dennis	499,999(49)	499,999(50)	Nil	*
Timothy J. Flaherty	499,999(51)	499,999(52)	Nil	*
Steve Winokur	99,999(53)	99,999(14)(54)	Nil	*
Erin Schneider	162,000(55)	162,000(56)(57)	Nil	*
Maximus Strategic Consulting Inc.(58)	150,000(59)	150,000(60)	Nil	*
Junya Huang	37,500(61)	37,500(14)(62)	Nil	*
Patrick C. Lecky(63)	180,000(64)	150,000(14)(65)	30,000	*
Donald & Co. Ltd.(66)(67)	1,236,666(68)	999,999(69)	236,667	*
0783648 B.C. Ltd.(70)(71)	295,078(72)	295,078(56)(73)	Nil	*
GTR Interests, Ltd.(74)	60,000(75)	60,000(76)	Nil	*
Mario Vetro	100,000(77)	100,000(78)(79)	Nil	*
Marni Katz	75,000(80)	75,000(78)(81)	Nil	*
MLD Core Fund(82)	444,000(83)	444,000(84)(85)	Nil	*
Red Tree Holdings Inc.(86)(87)	81,400(88)	81,400(14)(89)	Nil	*
897032 Alberta Inc.(90)	76,960(91)	76,960(14)(92)	Nil	*
0916855 BC Ltd.(93)	74,000(94)	74,000(14)(95)	Nil	*

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Curtis Mayert(96)	29,600(97)	29,600(14)(98)	Nil	*
Stewart McGregor	38,480(99)	38,480(14)(100)	Nil	*
Proventus Corp.(101)	19,240(102)	19,240(14)(103)	Nil	*
Scott Chan(104)	15,998(105)	15,998(14)(106)	Nil	*
Matt Doelman(107)	16,006(108)	16,006(14)(109)	Nil	*
Olivier Setlakwe(110)	15,998(111)	15,998(14)(112)	Nil	*
Robert Carmosino(113)	32,000(114)	32,000(14)(115)	Nil	*
Chris Rowan	24,000(116)	24,000(14)(117)	Nil	*
Justin Norbraten	17,760(118)	17,760(119)	Nil	*
McGilligan Barry Investments Ltd. (120)	17,760(121)	17,760(122)(123)	Nil	*
John Szucs(124)	9,458(125)	9,458(56)(126)	Nil	*
Terry Young(127)	9,458(128)	9,458(56)(129)	Nil	*
Lilia Coletta	9,458(130)	9,458(56)(131)	Nil	*
David Lyall(71)	52,940(132)	52,940(56)(133)	Nil	*
Campbell Becher	70,064(134)	70,064(56)(135)	Nil	*
Charles Lyall	148,000(136)	148,000(56)(137)	Nil	*
The Maclachlan Investments Corp.(138)	148,000(139)	148,000(56)(140)	Nil	*
David Kearnes(141)	9,458(142)	9,458(56)(143)	Nil	*
Mathieu Couillard	3,852(144)	3,852(56)(145)	Nil	*
Sean MacGillis	3,852(146)	3,852(56)(147)	Nil	*
Richard Donohue(148)	38,000(149)	38,000(150)(151)	Nil	*
Capital Event Management Ltd.(152)	11,188(153)	11,188(154)	Nil	*
Ng Sin Ting Joanne	51,800(155)	51,800(156)	Nil	*
Neil Currie	11,190(157)	11,190(158)	Nil	*
Paulo Zuccarello	145,040(159)	145,040(160)	Nil	*

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Skanderbeg Capital Advisors Inc.(161)	20,720(162)	20,720(163)	Nil	*
Bager Al Lawati	10,360(164)	10,360(165)	Nil	*
Stephen Paul Lipp	10,360(166)	10,360(167)	Nil	*
Jarl A. Whist(168)	36,260(169)	36,260(170)	Nil	*
Iqbal Al Lawati	23,828(171)	23,828(172)	Nil	*
Asama Afzaal	7,992(173)	7,992(174)	Nil	*
Totals	11,496,928	10,937,388

Notes

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person.

(2)	We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

(3)

Based on 39,270,179 shares of our common stock issued and outstanding as of March 15, 2019. Shares of our common stock issuable upon exercise of warrants owned by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4)	To our knowledge, Ryan Shariff exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Primevestfund.

(5)	Consists of 800,000 shares of our common stock, 350,000 shares of our common stock issued upon exercise of warrants and 100,000 shares of our common stock issuable upon exercise of warrants.

(6)

(6) Consists of 100,000 shares of our common stock held in the name of BMO Nesbitt Burns Inc. ITF Primevestfund, 700,000 shares of our common stock held in the name of Nesbitt Burns, Inc., 350,000 shares of our common stock issued upon exercise of warrants held in the name of Nesbitt Burns ITF Primevest Fund and 100,000 shares of our common stock issuable upon exercise of warrants held in the name of BMO Nesbitt Burns Inc. ITF Primevestfund.

(7)	Consists of 50,000 shares of our common stock and 25,000 shares of our common stock issued upon exercise of warrants.

(8)

Consists of 50,000 shares of our common stock held in the name of Mackie Research Capital Corp. and 25,000 shares of our common stock issued upon exercise of warrants held in the name of Mackie Research Capital Corp.

(9)

Scott Lamacraft is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Nova Scotia, Ontario, and Saskatchewan. Mr. Lamacraft is a broker registered with the Financial Industry Regulatory Authority (“FINRA”).

(10)	Consists of 414,733 shares of our common stock and 166,666 shares of our common stock issued upon exercise of warrants and 81,400 shares of our common stock issuable upon exercise of warrants.

(11)

Consists of 333,333 shares of our common stock held in the name of Cormark Securities Inc. ITF Scott Lamacraft, 81,400 shares of our common stock held in the name of Scott Lamacraft, 166,666 shares of our common stock issued upon exercise of warrants held in the name of Cormark Securities Inc. ITF Scott Lamacraft and 81,400 shares of our common stock issuable upon exercise of warrants held in the name of Scott Lamacraft.

(12)

Aaron Chan is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan. To our knowledge, Mr. Chan is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(13)	Consists of 166,800 shares of our common stock, 62,500 shares of our common stock issued upon exercise of warrants and 40,000 shares of our common stock issuable upon exercise of warrants.

(14)	Held in the name of Canaccord Genuity Corp.

(15)	Consists of 165,000 shares of our common stock, 62,500 shares of our common stock issued upon exercise of warrants and 40,000 shares of our common stock issuable upon exercise of warrants.

(16)

Yvonne Chan is registered as a dealing representative (investment dealer) under the laws of the Canadian province of British Columbia. To our knowledge, Ms. Chan is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(17)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(18)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(19)

Hagen Ho is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba and Ontario. To our knowledge, Mr. Ho is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(20)	Consists of 35,360 shares of our common stock, 12,500 shares of our common stock issued upon exercise of warrants and 10,360 shares of our common stock issuable upon exercise of warrants.

(21)	Consists of 35,360 shares of our common stock, 12,500 shares of our common stock issued upon exercise of warrants and 10,360 shares of our common stock issuable upon exercise of warrants.

(22)

Graham Saunders is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Ontario and Quebec. Mr. Saunders is a broker registered with FINRA and the Nasdaq Stock Market.

(23)	Consists of 300,000 shares of our common stock, 100,000 shares of our common stock issued upon exercise of warrants and 100,000 shares of our common stock issuable upon exercise of warrants.

(24)	Consists of 300,000 shares of our common stock, 100,000 shares of our common stock issued upon exercise of warrants and 100,000 shares of our common stock issuable upon exercise of warrants.

(25)	Consists of 133,333 shares of our common stock and 66,666 shares of our common stock issued upon exercise of warrants.

(26)	Consists of 133,333 shares of our common stock and 66,666 shares of our common stock issued upon exercise of warrants held in the name of Raymond James Ltd.

(27)	Consists of 510,000 shares of our common stock and 255,000 shares of our common stock issued upon exercise of warrants.

(28)

Consists of 510,000 shares of our common stock held in the name of Ivan Lo and 255,000 shares of our common stock issued upon exercise of warrants held in the name of Canaccord Genuity Corp. ITF Ivan Lo.

(29)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(30)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(31)	Consists of 200,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.

(32)	Consists of 200,000 shares of our common stock held in the name of TD Ameritrade Clearing Inc and 100,000 shares of our common stock issuable upon exercise of warrants.

(33)	Consists of 174,568 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants.

(34)

Consists of 100,000 shares of our common stock held in the name of Leede Jones Gable Inc. and 50,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Rebekah Whist).

(35)	Consists of 385,807 shares of our common stock and 252,473 shares of our common stock issuable upon exercise of warrants.

(36)

Consists of 385,807 shares of our common stock held in the name of Leede Jones Gable Inc., 133,333 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Al Lawati Zohair) and 119,140 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Zohair Mohamed Al Lawati.

(37)	Consists of 523,701 shares of our common stock and 257,200 shares of our common stock issuable upon exercise of warrants.

(38)

Consists of 307,200 shares of our common stock held in the name of Leede Jones Gable Inc., 50,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Abdul Hussain Jaffar Rahmat Allah Al Lawati) and 207,200 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. Leede Jones Gable Inc. ITF Abdul Hussain Jaffar Rahmat Allah Al Lawati.

(39)	Consists of 36,324 shares of our common stock and 22,824 shares of our common stock issuable upon exercise of warrants.

(40)

Consists of 36,324 shares of our common stock held in the name of Leede Jones Gable Inc., 13,500 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Patrick J. Finucane) and 9,324 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Patrick Finucane.

(41)	Consists of 136,260 shares of our common stock and 86,260 shares of our common stock issuable upon exercise of warrants.

(42)

Consists of 136,260 shares of our common stock held in the name of Leede Jones Gable Inc., 50,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Neil Linder) and 36,260 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Neil Linder.

(43)	Brayden Sutton exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Sutton Ventures Ltd.

(44)	Consists of 53,986 shares of our common stock and 33,986 shares of our common stock issuable upon exercise of warrants.

(45)

Consists of 53,986 shares of our common stock held in the name of Leede Jones Gable Inc., 20,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Sutton Ventures Ltd.) and 13,986 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Sutton Ventures Ltd.

(46)

Trevor Radford is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia and Ontario. To our knowledge, Mr. Radford is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(47)	Consists of 15,000 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of warrants.

(48)

Consists of 15,000 shares of our common stock held in the name of Leede Jones Gable Inc. and 7,500 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Trevor Radford).

(49)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(50)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(51)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(52)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(53)	Consists of 66,666 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(54)	Consists of 66,666 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(55)	Consists of 108,000 shares of our common stock and 54,000 shares of our common stock issued upon exercise of warrants.

(56)	Held in the name of Haywood Securities Inc.

(57)	Consists of 108,000 shares of our common stock and 54,000 shares of our common stock issued upon exercise of warrants.

(58)	Aaron Hoddinott exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Maximus Strategic Consulting Inc.

(59)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(60)

Consists of 100,000 shares of our common stock held in the name of Mackie Research Capital Corp. and 50,000 shares of our common stock issued upon exercise of warrants held in the name of Mackie Research Capital Corp.

(61)	Consists of 25,000 shares of our common stock and 12,500 shares of our common stock issued upon exercise of warrants.

(62)	Consists of 25,000 shares of our common stock and 12,500 shares of our common stock issued upon exercise of warrants.

(63)

Patrick C. Lecky is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Ontario and Quebec. To our knowledge, Mr. Lecky is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(64)	Consists of 130,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(65)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(66)

We have been informed that Donald & Co. Ltd. is a nominee name for the following four investors: Rupert Investment Holdings Limited (with respect to 133,333 units of our company sold in May 25, 2018), LOM Corporate Finance Limited (with respect to 133,333 units of our company sold in May 25, 2018), Regent Mercantile Holdings Limited (with respect to 200,000 units of our company sold in May 25, 2018) and Argus Finance Limited (with respect to 200,000 units of our company sold in May 25, 2018).

(67)

Scott Lines exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Rupert Investment Holdings Limited and LOM Corporate Finance Limited. Ian M. Burns and Stephen R. Dattels exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Regent Mercantile Holdings Limited. Michael Byrne exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Argus Finance Limited.

(68)

Consists of 666,666 shares of our common stock and 333,333 shares of our common stock issued upon exercise of warrants held by Donald & Co. Ltd. and 36,667 shares of our common stock held by Rupert Investment Holdings Limited and 200,000 shares of our common stock held by Regent Mercantile Holdings Limited.

(69)	Consists of 666,666 shares of our common stock and 333,333 shares of our common stock issued upon exercise of warrants.

(70)	David Lyall exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by 0783648 B.C. Ltd.

(71)

David Lyall is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan. To our knowledge, Mr. Lyall is a broker registered with FINRA.

(72)	Consists of 185,039 shares of our common stock, 75,000 shares issued upon exercise of warrants and 35,039 shares of our common stock issuable upon exercise of warrants.

(73)	Consists of 185,039 shares of our common stock, 75,000 shares issued upon exercise of warrants and 35,039 shares of our common stock issuable upon exercise of warrants.

(74)	Robert Hissom and Keith Budd exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GTR Interests, Ltd.

(75)	Consists of 40,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.

(76)	Consists of 40,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.

(77)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(78)	Held in the name of PI Financial Corp.

(79)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(80)	Consists of 50,000 shares of our common stock and 25,000 shares of our common stock issued upon exercise of warrants.

(81)	Consists of 50,000 shares of our common stock and 25,000 shares of our common stock issued upon exercise of warrants.

(82)	To our knowledge, Nawan Butt exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by MLD Core Fund.

(83)	Consists of 222,000 shares of our common stock and 222,000 shares of our common stock issuable upon exercise of warrants.

(84)	Held in the name of CIBC Mellon Jayvee & Co. ITF MLD Core Fund.

(85)	Consists of 222,000 shares of our common stock and 222,000 shares of our common stock issuable upon exercise of warrants.

(86)	Chad Larson and Jenna Larson exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Red Tree Holdings Inc.

(87)

Chad Larson is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Quebec and Saskatchewan. To our knowledge, Mr. Larson is not a broker- dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(88)	Consists of 40,700 shares of our common stock and 40,700 shares of our common stock issuable upon exercise of warrants.

(89)	Consists of 40,700 shares of our common stock and 40,700 shares of our common stock issuable upon exercise of warrants.

(90)	James McRoberts exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by 897032 Alberta Inc.

(91)	Consists of 38,480 shares of our common stock and 38,480 shares of our common stock issuable upon exercise of warrants.

(92)	Consists of 38,480 shares of our common stock and 38,480 shares of our common stock issuable upon exercise of warrants.

(93)	Ryan Dunfield and Shanna Dunfield exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by 0916855 BC Ltd.

(94)	Consists of 37,000 shares of our common stock and 37,000 shares of our common stock issuable upon exercise of warrants.

(95)	Consists of 37,000 shares of our common stock and 37,000 shares of our common stock issuable upon exercise of warrants.

(96)

Curtis Mayert is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Quebec and Saskatchewan. To our knowledge, Mr. Mayert is not a broker- dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(97)	Consists of 14,800 shares of our common stock and 14,800 shares of our common stock issuable upon exercise of warrants.

(98)	Consists of 14,800 shares of our common stock and 14,800 shares of our common stock issuable upon exercise of warrants.

(99)	Consists of 19,240 shares of our common stock and 19,240 shares of our common stock issuable upon exercise of warrants.

(100)	Consists of 19,240 shares of our common stock and 19,240 shares of our common stock issuable upon exercise of warrants.

(101)	To our knowledge, Kuldeep Bilan exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Proventus Corp.

(102)	Consists of 9,620 shares of our common stock and 9,620 shares of our common stock issuable upon exercise of warrants.

(103)	Consists of 9,620 shares of our common stock and 9,620 shares of our common stock issuable upon exercise of warrants.

(104)

Scott Chan is registered as a dealing representative (exempt market dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, and Saskatchewan. To our knowledge, Mr. Chan is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(105)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(106)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(107)

Matt Doelman is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan. To our knowledge, Mr. Doelman is a broker registered with FINRA and the Nasdaq Stock Market.

(108)	Consists of 8,003 shares of our common stock and 8,003 shares of our common stock issuable upon exercise of warrants.

(109)	Consists of 8,003 shares of our common stock and 8,003 shares of our common stock issuable upon exercise of warrants.

(110)

Olivier Setlakwe is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of New Brunswick, Ontario, and Quebec. To our knowledge, Mr. Setlakwe is a broker registered with FINRA and the Nasdaq Stock Market.

(111)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(112)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(113)

Robert Carmosino is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of British Columbia and Ontario. To our knowledge, Mr. Setlakwe is a broker registered with FINRA and the Nasdaq Stock Market.

(114)	Consists of 16,000 shares of our common stock and 16,000 shares of our common stock issuable upon exercise of warrants.

(115)	Consists of 16,000 shares of our common stock and 16,000 shares of our common stock issuable upon exercise of warrants.

(116)	Consists of 12,000 shares of our common stock and 12,000 shares of our common stock issuable upon exercise of warrants.

(117)	Consists of 12,000 shares of our common stock and 12,000 shares of our common stock issuable upon exercise of warrants.

(118)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(119)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(120)	Michael Decter and Genevieve Roch-Decter exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by McGilligan Barry Investments Ltd.

(121)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(122)	Held in the name of National Bank Financial Inc. ITF McGilligan Barry Inv Ltd.

(123)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(124)	John Szucs is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Ontario and Quebec. To our knowledge Mr. Szucs is a broker registered with FINRA.

(125)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(126)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(127)

Terry Young is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan. To our knowledge Mr. Young is a broker registered with FINRA.

(128)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(129)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(130)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(131)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.
(132)	Consists of 26,470 shares of our common stock and 26,470 shares of our common stock issuable upon exercise of warrants.

(133)	Consists of 26,470 shares of our common stock and 26,470 shares of our common stock issuable upon exercise of warrants.

(134)	Consists of 35,032 shares of our common stock and 35,032 shares of our common stock issuable upon exercise of warrants.

(135)	Consists of 35,032 shares of our common stock and 35,032 shares of our common stock issuable upon exercise of warrants.

(136)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(137)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(138)	Peter Brown exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by The Maclachlan Investments Corp.

(139)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(140)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(141)

David Kearnes is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec, and Yukon. To our knowledge, Mr. Kearnes is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(142)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(143)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(144)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(145)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(146)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(147)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(148)

Richard Donohue is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan. To our knowledge, Mr. Donohue is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(149)	Consists of 19,000 shares of our common stock and 19,000 shares of our common stock issuable upon exercise of warrants.

(150)	Held in the name of National Bank Financial Inc. ITF Richard Donohue.

(151)	Consists of 19,000 shares of our common stock and 19,000 shares of our common stock issuable upon exercise of warrants.

(152)	Neil Currie exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Capital Event Management Ltd.

(153)	Consists of 5,594 shares of our common stock and 5,594 shares of our common stock issuable upon exercise of warrants.

(154)

Consists of 5,594 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,594 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Capital Event Management.

(155)	Consists of 25,900 shares of our common stock and 25,900 shares of our common stock issuable upon exercise of warrants.

(156)

Consists of 25,900 shares of our common stock held in the name of Leede Jones Gable Inc. and 25,900 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Ng Sin Ting Joanne.

(157)	Consists of 5,595 shares of our common stock and 5,595 shares of our common stock issuable upon exercise of warrants.
(158)

Consists of 5,595 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,595 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Neil Currie.

(159)	Consists of 72,520 shares of our common stock and 72,520 shares of our common stock issuable upon exercise of warrants.

(160)

Consists of 72,520 shares of our common stock held in the name of Leede Jones Gable Inc. and 72,520 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Paulo Zuccarello.

(161)	Mario Vetro and Carson Seabolt exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Skanderbeg Capital Advisors Inc.

(162)	Consists of 10,360 shares of our common stock and 10,360 shares of our common stock issuable upon exercise of warrants.

(163)

Consists of 10,360 shares of our common stock held in the name of Leede Jones Gable Inc. and 10,360 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Skanderbeg Capital Advisors.

(164)	Consists of 5,180 shares of our common stock and 5,180 shares of our common stock issuable upon exercise of warrants.

(165)

Consists of 5,180 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,180 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Bager Al Lawati.

(166)	Consists of 5,180 shares of our common stock and 5,180 shares of our common stock issuable upon exercise of warrants.

(167)

Consists of 5,180 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,180 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Stephen Paul Lipp.

(168)

Jarl A. Whist is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of British Columbia, Ontario and Saskatchewan. To our knowledge, Mr. Whist is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(169)	Consists of 18,130 shares of our common stock and 18,130 shares of our common stock issuable upon exercise of warrants.

(170)

Consists of 18,130 shares of our common stock held in the name of Leede Jones Gable Inc. and 18,130 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Jarl A. Whist.

(171)	Consists of 11,914 shares of our common stock and 11,914 shares of our common stock issuable upon exercise of warrants.

(172)

Consists of 11,914 shares of our common stock held in the name of Leede Jones Gable Inc. and 11,914 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Iqbal Al Lawati.

(173)	Consists of 3,996 shares of our common stock and 3,996 shares of our common stock issuable upon exercise of warrants.

(174)	Consists of 3,996 shares of our common stock and 3,996 shares of our common stock issuable upon exercise of warrants.

Plan of Distribution

Each of the selling stockholders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares of our common stock covered hereby on the Nasdaq Capital Market, the TSX Venture Exchange or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto in the case of an agency transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. To our knowledge, each selling stockholder does not have any written or oral agreement, arrangement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. To our knowledge, there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of our common stock by the selling stockholders.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of our common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.

Experts and Counsel

Our consolidated financial statements for the years ended March 31, 2018 and 2017 have been incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended March 31, 2018 filed with the Securities and Exchange Commission on June 29, 2018 in reliance on the report of AMC Auditing, LLC, an independent registered public accounting firm, which has also been incorporated by reference in this prospectus, given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of Suite 900 – 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Incorporation of Certain Information by Reference

The following documents filed by our company with the Securities and Exchange Commission are incorporated into this prospectus by reference:

1.	our annual report on Form 10-K filed on June 29, 2018;
2.	our quarterly reports on Form 10-Q filed on August 14, 2018, November 13, 2018 and February 14, 2019;
3.

our current reports on Form 8-K filed on April 25, 2018, May 31, 2018, June 20, 2018, September 20, 2018, October 3, 2018, October 15, 2018, November 21, 2018, January 29, 2019, March 1, 2019, March 11, 2019 and March 12, 2019 (except, with respect to each of the foregoing, for the portions of such reports which were deemed to be furnished and not filed); and

4.

the description of our common stock contained in our Form 8-A filed on December 4, 2018, which refers to the description of our securities contained in the post-effective amendment no. 2 to our registration statement on Form S-1 (File No. 333-209124) filed on November 24, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, we incorporate by reference all documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any documents or information furnished and not filed with the Securities and Exchange Commission), including those filed after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities covered by this prospectus and such documents will become a part of this prospectus from the date that such documents are filed with the Securities and Exchange Commission. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the Securities and Exchange Commission that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for documents should be directed to The Alkaline Water Company Inc., 14646 N. Kierland Blvd., Suite 255, Scottsdale, Arizona 85254, Attention: President, telephone number (480) 656-2423. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

10,937,388 Shares
The Alkaline Water Company Inc.
Common Stock
Prospectus
_____________, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsels applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$3,499.61

Accounting fees and expenses	$25,000

Legal fees and expenses	$100,000

Miscellaneous fees and expenses	$1,500.39

Total	$130,000

Item 15.      Indemnification of Directors and Officers

The Nevada Revised Statutes provide that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our stockholders;

  by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  by court order.

Our bylaws provide for the mandatory indemnification of our directors and officers to the fullest extent legally permissible under the Nevada Revised Statutes from time to time against all expenses, liability and loss reasonably incurred or suffered by such person in connection with he or she having been or being a party to, threatening to be made a party to, or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the company. Advance payment of expenses by the company to such director or officer, as these expenses are incurred in defending a civil or criminal action, suit or proceeding, are subject to an undertaking by or on behalf of the director or officer to repay the amount of such payment if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by our company. The right of indemnification under our bylaws is not exclusive of any other right to indemnification a director or an officer may have.

Our bylaws allow us to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

Item 16.      Exhibits

Exhibit Number	Description
(5)	Opinion regarding Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(23)	Consents of Experts and Counsel
23.1*	Consent of AMC Auditing
23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)

* Filed herewith.

Item 17.      Undertakings

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on March 15, 2019.

The Alkaline Water Company Inc.

By:

/s/ Richard A. Wright
Richard A. Wright
President, Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard A. Wright
Richard A. Wright
President, Chief Executive Officer and Director
(Principal Executive Officer)
Date: March 15, 2019

/s/ David A. Guarino
David A. Guarino
Chief Financial Officer, Treasurer and Director
(Principal Financial Officer and Principal
Accounting Officer)
Date: March 15, 2019

/s/ Brian Sudano
Brian Sudano
Director
Date: March 15, 2019